Contingent Capital Notes 26 March 2013 Marketing Deck Filed Pursuant to Rule 433 Free Writing Prospectus Registration No. 333-169119

Contingent Capital Notes - Executive Summary
Following our inaugural Contingent Capital Notes (CCNs) transaction in November, we are pleased to invite indications of interest for a similar transaction
•
The development of a stable and viable contingent capital market represents an important step in transitioning European bank capital structures to meet CRD IV requirements with maximum efficiency, from both a cost and diversification perspective
•
Our primary considerations in issuing a second CCN transaction at this time include:
-
Additional build out of the contingent capital market
-
Desire to proactively transition to our CRD IV “target” capital structure
-
100% “loss absorbing capital” benefit from UK regulatory authorities
-
Incremental upgrade of Tier 2 (T2) capital to loss absorbing capital.
•
These CCNs will be a T2 security that includes a write-off feature should the Group’s published Core Tier 1
(CT1) / Common Equity Tier 1 (CET1) ratio, as appropriate, fall below 7% (Trigger Event).  We expect that, absent a Trigger Event, and consistent with the principles of the draft EU Recovery and Resolution
Directive
(RRD),
the CCNs will rank and be treated as
pari passu
with Barclays’ other T2 securities
•
Subject to investor feedback, our preference would be for a 10NC5 security (given the flexibility afforded by the call feature), as we transition to our end-state capital structure
•
Based on our current interpretation of CRD IV, we anticipate that investors will benefit from the following factors before CT1/CET1 trigger is breached:
-
Capital buffer of 4.0% (£15.3bn) against our 31 December 2012 CT1 ratio, post IFRS 10
1
and warrant
exercise
2
, of 11.0%
-
Barclays minimum CRD IV G-SIFI CET1 ratio requirements of 9.0%, below which distribution prohibitions apply
-
Internal capital management buffer targeting a minimum 10.5% CET1 ratio, post-CRD IV transition.
2   |   Contingent Capital Notes   |   26 March 2013
1
Implementation of IFRS 10 on 1 January 2013 resulted in a 12bps decrease in 31 December 2012 CT1 ratio of 10.9%
2
Warrants fully exercised in February 2013, resulting in increase in Barclays PLC’s CT1 equity capital by £750m, equivalent to an additional 19bps on its 31 December 2012
CT1 ratio of 10.9%

End-State Capital Structure
Our “target” capital structure was articulated during the marketing process for the
November 2012 transaction and anticipates expected CRD IV requirements and ICB proposals
•
Common Equity Tier 1 (CET1) target:
3   |   Contingent Capital Notes   |   26 March 2013
9%
7%
10.5%
10.9%
£42.1bn
CT1
Barclays Q4 2012
capital structure
(Basel 2.5)
2.4%
£9.5bn
T1 (traditional)
3.8%
£14.4bn
T2
17.1% Total
Capital Ratio
17.0% Total
Capital Ratio
Barclays “Target”
CRD IV / ICB capital
structure
2%
contingent
capital
4.5%
Equity
2.5% Capital
conservation
buffer
2.0% G-SIFI
1.5%
internal buffer
1.5%
AT1
5.0%
T2 / senior
unsecured
-
Reconstitutes the G-SIFI buffer on a Trigger Event, and
-
Reduces “moral hazard” for fixed income investors that an
excessive CCN layer could introduce.
-
A 2% CCN layer, assuming a 7% Trigger Event:
-
We are targeting a 2% CCN layer, with a 7% trigger event,
comprising the 1.5% AT1 requirement and a further 0.5%
T2 in the end-state; though we will “flex” these proportions in transition
•
Contingent Capital Notes (CCN) Target:
-
While a minimum of 2% T2 capital is required under CRD IV, the
Independent Commission on Banking (ICB) proposals require
17% primary loss absorbing capacity (PLAC)
-
PLAC can be met with senior unsecured debt. Accordingly, we
anticipate that 5% T2/senior unsecured will be required to meet the ICB 17% PLAC proposal.
•
Tier 2 (T2) target:
-
CRD IV incentivises a minimum 1.5% of AT1 which has to be in contingent capital form. Without this, excess equity would be required to avoid distribution restrictions (see next slide).
•
Additional Tier 1 (AT1) target:
-
Minimum regulatory requirements of 4.5% CET1 and 4.5%
“combined buffer requirement” (excluding counter-cyclical buffer)
-
Minimum “internal capital management buffer” of 1.5% CET1, to manage business as usual volatility in CET1 ratio.

Value of Contingent Capital under CRD IV
We view the issuance of additional CCNs in T2 form as the most efficient way to deepen the contingent capital market and prepare for AT1 CCNs that are key to our end-state capital target
•
In this example, the target minimum CET1 capital ratio of
10.5% comprises:
-
Minimum regulatory requirements of 4.5% CET1 (Art. 87
of CRR)
-
4.5% “combined buffer requirement” under Art. 122 of
CRD IV, excluding counter-cyclical buffer,
-
Minimum 1.5% CET1 “internal capital management
buffer”, to manage business as usual volatility in CET1
ratio.
•
Art. 87 of CRD IV incentivises 1.5% of AT1 to be used to make up the total T1 requirement of 6%. If no AT1 capital is held, this additional 1.5% T1 minimum regulatory requirement will
have to be met with CET1, which will not then be available to protect the “combined buffer requirement”
•
Art. 131 of CRD IV imposes restrictions on discretionary
distributions if the “combined buffer requirement” is breached
•
The benefit of holding 1.5% AT1 to the bank in this example is clear, without it:
-
1.5% CET1 internal management buffer vanishes
-
Art. 131 distribution restrictions would apply if CET1
reduced by 1bp
-
To re-instate a minimum 1.5% CET1 internal buffer against
distribution restrictions, the bank would need to operate with
12% CET1 on a business as usual basis.
•
Developing the AT1 market necessitates the development of a
deep and scalable contingent capital market. T2 CCNs
represent the most efficient means of doing so at this time.
4   |   Contingent Capital Notes   |   26 March 2013
4.5%
equity
Capital structure with 4.5%
CET1 and 1.5% AT1 to
meet T1 minimum
4.5% CRD IV
buffers held in
equity
1.5% internal
buffer held
in equity
6.0%
equity
1.5%
AT1 capital
4.5% CRD IV
buffers held
in equity
Capital structure with
6.0% CET1 and no AT1
to meet T1 minimum
Example Minimum Tier 1 Requirements and Regulatory
Buffers, assuming minimum CET1 target of 10.5%
4.5%
3.375%
2.25%
1.125%
0%
60%
40%
20%
0%
Minimum 6%
T1 ratio
under CRR
Art. 87
4.5% Equity
buffer
requirement
under CRD IV
Art. 122
Restrictions on
distributions are linear as
the combined buffer
requirement falls
below 4.5%
CRD IV Art. 131 restrictions
on distributions if
combined buffer
requirement < 4.5%

2.0%
(1.1%)
0.2%
(0.3%)
10.9%
10.6%
11.7%
31-Dec-12
(CT1 Ratio)
CRD IV &
IFRS 10 Impact
01-Jan-13
(CET1 Ratio)
Legacy &
Optimisation
2014/2015
Transitional
CRD IV impact
Warrant exercise
31-Dec-15 CET1 Ratio
pre RWA growth
& earnings

Transitional CET1 ratio projections
Despite new regulatory requirements and assuming no capital generation through earnings, we anticipate our transitional CET1 ratio to strengthen over time, as we seek to implement identified
RWA mitigating actions
•
Prior to implementation of CRD IV, the 7% Trigger Event will be measured by reference to Barclays’ current published
CT1 ratio (10.9%), calculated in line with FSA guidance set out in a letter to the British Bankers Association in 2009
1
•
Upon implementation of CRD IV, the 7% Trigger Event will be measured by reference to the CRD IV CET1 ratio, on the basis of the transition rules set out by FSA in its press release of 26 October 2012
2
•
Current capital buffer of 4.0% (£15.3bn) against our 31 December 2012 CT1 ratio, post IFRS10
3
and warrant exercise
4
, of
11.0%
•
Key assumptions
5
:
-
No CET1 capital generated or lost through earnings or losses
-
CET1 capital is impacted by CRD IV transitional adjustments and warrant exercise
-
RWA projections include £75bn gross savings through identified efficiencies (resulting in an estimated 200bps transitional CET1 ratio increase) and exclude any business growth
-
Market conditions prevailing at end of December 2012 hold through 2015.
5   |   Contingent Capital Notes   |   26 March 2013
4
1 FSA letter to BBA on 1 May 2009 (http://www.fsa.gov.uk/pubs/other/bba_letter.pdf)
2 FSA announcement on 26 October 2012 (http://www.fsa.gov.uk/about/what/international/basel/crd/ccr_crd/transitional-provisions)
3 Implementation of IFRS 10 on 1 January 2013 resulted in a 12bps decrease in 31 December 2012 CT1 ratio of 10.9%
4 Warrants fully exercised in February 2013, resulting in increase in Barclays PLC’s CT1 equity capital by £750m, equivalent to an additional 19bps on 31 December 2012 CT1 ratio of 10.9%
5 These assumptions are subject to significant uncertainties, as described in the “Risk Factors” section starting on page 72 of our Annual Report in 20-F for the year ended December 31, 2012 and in the preliminary prospectus supplement that will be filed with the SEC with respect to the CCNs and a copy of which will be provided to prospective investors

Contingent Capital Notes:  Key Terms & Conditions
6   |   Contingent Capital Notes   |   26 March 2013
Terms are similar to the previous CCN issuance and, in addition, include acknowledgement
Issuer Barclays Bank PLC
Expected Issue
Ratings
BBB-/ BBB- (S&P/Fitch)
Currency / Offering USD / SEC Registered
Subordination
Subordinated, pari passu
with existing Lower T2, in insolvency, absent a Trigger Event. Barclays expects that the
UK resolution authority would exercise its “bail-in” power having regard to the hierarchy of creditor claims.
Maturity [10NC5 / 10 year bullet] [one-time call on [March] [ ] 2018]
Interest [[Fixed/Floating] / reset on call date]. No interest deferral
Capital  Adequacy
Trigger Event
7% CET1 ratio (CT1 capital before CRD IV implementation date and CET1 capital after CRD IV implementation date  - transitioned as per FSA guidance - divided by risk-weighted assets calculated as per FSA standards applicable on the calculation date) measured on a quarterly basis or on any other date on which the CET1 ratio is calculated and subsequently published as required by the FSA
Write-off by means of
Automatic
Write-down
Following a Capital Adequacy Trigger Event, an Automatic Write-down of the Notes will occur such that Holder’s rights to principal and interest on the Notes are permanently written off and Holders will have no further rights against the Issuer
Contractual
Acknowledgement of
UK bail-in power
Acknowledgement under New York law that the Notes will be subject to future UK bank “bail-in” power, which, if exercised by the relevant UK resolution authority, may result in the cancellation of all, or a portion of, the principal amount of, or interest on, the Notes and/or the conversion of all or a portion of the principal amount of, or interest on, the Notes into shares or other obligations of Barclays Bank PLC or another person
Tax Call At price of 100% if required to pay Additional Amounts or interest payments no longer deductible for UK corporation tax purposes or Issuer is de-grouped for United Kingdom tax purposes as a result of a change in law
(including any material amendments to, or failure to enact, UK Finance Act 2013)
Regulatory Call At price of 100% if fully excluded from Tier 2 Capital
Denominations USD 200,000, integral amounts of USD 1,000 in excess thereof
Listing London
Governing Law New York law, save for subordination which will be governed by English law of a prospective statutory UK bank resolution bail-in power

Recovery and Resolution Directive (RRD)
•
On 6 June 2012, the European Commission
published a proposed RRD
•
The proposal includes a “bail-in” power that
provides resolution authorities with the power to
write-down or convert eligible liabilities into equity
in failing institutions and is applicable to all
liabilities (with certain exceptions)
•
The proposed RRD also provides resolution
authorities with the power to write-down and to
convert AT1 and T2 capital instruments, such as
the CCNs, from 1 January 2015
•
Bail-in tool for other eligible liabilities is expected
to be applicable from 1 January 2018
•
AT1 and T2 liabilities should only be written-down
and/or converted once CET1 instruments have
been exhausted
•
The proposed RRD contains a requirement for the
inclusion in the contractual provisions of
instruments which are governed by the law of
non-Member State jurisdictions a term by which
the creditor recognises that the instrument may
be subject to the statutory write-down and
conversion powers and agrees to be bound by
any write-down and/or conversion effected by the
resolution authority
Recovery and Resolution Plans
Terms of CCN clarify the expectation that investors would be treated as T2 consistently with other creditors of that class in the event a future statutory bail-in regime is introduced in the UK
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Excerpt from the Preliminary Prospectus
Supplement dated March 26, 2013 (page S-30)
By its acquisition of the notes, each holder of the notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in the cancellation of all, or a portion, of the principal amount of, or interest on, the notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the notes into shares or other securities or other obligations of the
Issuer or another person, and the rights of the holders under the notes are subject to the provisions of any U.K. bail-in power which are expressed to implement such a cancellation or conversion.
For these purposes, a “U.K. bail-in power” is any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of credit institutions and investment firms incorporated in the United Kingdom in effect and applicable in the United
Kingdom to the Issuer or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms, pursuant to which obligations of a credit institution or investment firm or any of its affiliates can be cancelled and/or converted into shares or other securities or obligations of the obligor or any other person (and a reference to the
“relevant U.K. resolution authority” is to any authority with the ability to exercise a
U.K. bail-in power).
According to the principles proposed in the draft RRD, Barclays expects that the relevant U.K. resolution authority would exercise its U.K. bail-in powers in respect of the notes having regard to the hierarchy of creditor claims and that the holders of the notes would be treated pari passu with all Other Pari Passu
Claims at that time being subjected to the exercise of the U.K. bail-in powers.

8   |   Contingent Capital Notes   |   26 March 2013
Disclaimer
This presentation has been produced by Barclays Bank PLC (“Barclays”) solely for use at this investor presentation held in connection with the offering of the Barclays Contingent
Capital Notes (“CCNs”) and may not be reproduced or redistributed, in whole or in part, to any other person.  Barclays has filed a registration statement (including a prospectus) and will file a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering of the CCNs to which this investor presentation relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to the offering of the CCNs and other documents that
Barclays will file with the SEC for more complete information about Barclays and the offering of the CCNs. You may obtain these documents free of charge by visiting the SEC online database (EDGAR®) on the SEC’s website at (http://www.sec.gov). The prospectus dated August 31, 2010 is available under the following link:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm . The preliminary prospectus supplement dated on or about March 26, 2013 when filed with the SEC, will be available under the following link: http://www.sec.gov/edgar.shtml. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement from
Barclays Capital Inc. by calling 1-888-603-5847.
This presentation is only being distributed  to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the
Financial Services and Markets Act 2000 (Financial Promotion)  Order 2005 (the “Order”) or (iii)  high net worth entities, and other persons to whom it may lawfully  be communicated, failing  within Article 49(2)(a) to (d) of the Order (all such persons together being referred  to as “relevant persons”). Any investment activity to which this communication may relate is only available to; and any invitation, offer, or agreement to engage in such investment activity will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Forward-looking Statements
This presentation contains certain forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the
U.S. Securities Act of 1933, as amended, with respect to certain of the Barclays Group’s plans and its current goals and expectations relating to its future financial condition and performance. Barclays cautions readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as “may”, “will”, “seek”, “continue”, “aim”, “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “projected”, “achieve” or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding Barclays future financial position, income growth, assets, impairment charges, business strategy, capital ratios (including, in particular, its projected CT1 and CET1 ratios), leverage, payment of dividends, projected levels of growth in the banking and financial markets, projected costs, commitments in connection with the Transform Programme, estimates of capital expenditures and plans and objectives for future operations and other statements that are not historical fact. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances, including, but not limited to, UK domestic, Eurozone and global macroeconomic and business conditions, the effects of continued volatility in credit markets, market related risks, such as changes in interest rates and foreign exchange rates, effects of changes in valuation of credit market exposures, changes in valuation of issued notes, the policies and actions of governmental and regulatory authorities (including requirements regarding capital and group structures and the potential for one or more countries exiting the Eurozone), changes in legislation, the further development of standards and interpretations under International Financial Reporting Standards (“IFRS”) and prudential capital rules applicable to past, current and future periods, evolving practices with regard to the interpretation and application of standards, the outcome of current and future legal proceedings, the success of future acquisitions and other strategic transactions, and the impact of competition – a number of such factors being beyond the Barclays Group’s control. In particular, the CRD IV rules, including with respect to the calculation of common equity tier 1 capital and risk weighted assets, have not been finalized and remain subject to change by European legislators, and the Financial Services
Authority of the United Kingdom (the “FSA”), may also alter its stated approach to the adoption of CRD IV in the United Kingdom, and, accordingly, the basis on which certain calculations in this investor presentation are made may be different than the requirements under the final CRD IV rules as they apply in the United Kingdom.  As a result of these uncertain events and circumstances, the Barclays Group’s actual future results and capital ratios may differ materially from the plans, goals, and expectations set forth in the Barclays
Group’s forward-looking statements. Any forward-looking statements made herein or in the documents incorporated by reference herein speak only as of the date they are made.
Except as required by the FSA, the London Stock Exchange plc (“LSE”) or applicable law, Barclays expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this investor presentation or the documents incorporated by reference herein to reflect any changes in expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that
Barclays has made or may make in documents that the Barclays Group has filed or may file with the SEC.

9   |   Contingent Capital Notes   |   26 March 2013
Disclaimer (continued)
Certain non-IFRS measures
This investor presentation includes a calculation of transitional Common Equity Tier 1 (“CET1”) ratio as at 1 January  2013. Transitional CET1 ratio is a regulatory measurement that is not yet required to be disclosed and, as such, represents a non-IFRS measure. Management views its transitional CET1 ratio as a key measure in monitoring the Group’s capital position. Transitional CET1 ratio has been calculated on the basis of our current interpretation of the new capital requirements regulation and capital requirements directive that implement Basel 3 proposals within the EU (known as CRD IV), including transitional provisions in line with the FSA’s statement on CRD IV transitional provisions in October 2012, assuming they were applied as at 1 January 2013. The methodologies for calculating this measurement is not yet finalised: they are subject to further revisions ahead of their implementation date and our interpretation of this calculations may not be consistent with other financial institutions. For more information on the calculation of this measurement and the impacts of Basel 3, see pages 130-134 of our Annual Report on Form 20-F for the year ended December 31, 2012 (“2012 Form 20-F”). See also pages 131-132 of our 2012 Form
20-F for information on our Core Tier 1 ratio calculated on the basis that currently applies to the Barclays Group under applicable regulatory requirements.
INVESTING
forth under “Risk Factors” of the preliminary prospectus supplement which will be filed with the SEC and “Risk Review -Risk factors” beginning on page 72 of our 2012 Form 20-F. In particular, you should be aware that, upon the occurrence of a Capital Adequacy Trigger Event, which will result in an Automatic Write-Down (each as defined in the preliminary prospectus supplement to be filed with the SEC), holders of CCNs will lose their entire investment in the CCNs. Barclays urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the CCNs.
References to internet websites in this presentation are made for informational purposes only, and information found at such websites is not incorporated by reference into this presentation.
IN THE CCNs IS SPECULATIVE AND INVOLVES RISK OF LOSING YOUR ENTIRE INVESTMENT. You should carefully review, among other things, the matters set

Treasury
Steven Penketh
+44 (0)20 7773 0125
steven.penketh@barclays.com
Investor Relations
Charlie Rozes
+44 (0)20 7116 5752
charlie.rozes@barclays.com
Capital Products
Peter Jurdjevic
+44 (0)20 3134 8708
peter.jurdjevic@barclays.com
Website
http://group.barclays.com/about-barclays/investor-relations#debt-investors
Jennifer Moreland
+44 (0)20 3555 4495
jennifer.moreland@barclays.com
Richard Caven
+44 (0)20 7116 2809
richard.caven@barclays.com
Debt Capital Markets
Dan Fairclough
+44 (0)20 3134 8618
daniel.fairclough@barclays.com
Contact Information
10   |   Contingent Capital Notes   |   26 March 2013